FOR IMMEDIATE RELEASE

GSE SYSTEMS ANNOUNCES THIRD QUARTER 2018 FINANCIAL RESULTS

COLUMBIA, MD - November 14, 2018 - GSE Systems, Inc. (GSE or the Company) (Nasdaq: GVP), a leading provider of professional and technical engineering, staffing services and simulation software to clients in the power and process industries, today announced financial results for the third quarter (Q3) ended September 30, 2018.

Q3 2018 vs. Q3 2017 OVERVIEW

	Revenue increased 42% to $21.8 million from $15.4 million.
	Gross profit rose 28% to $5.4 million from $4.2 million.
	Net loss decreased 14% to $(0.5) million, or $(0.03) per diluted share, compared to $(0.6) million, or $(0.03) per diluted share.
	Adjusted net income[1] grew 26% to $0.8 million, or $0.04 per diluted share, from $0.6 million, or $0.03 per diluted share.
	Adjusted EBITDA[1] rose 68% to $1.5 million from $0.9 million.
	New orders increased 203% to $27.9 million from $9.2 million.

At September 30, 2018

	Cash, cash equivalents and restricted cash of $9.8 million.
	Total debt of $9.0 million.
	Working capital of $11.9 million and current ratio of 1.6x.
	Backlog of $74.0 million.

1 Refer to the non-GAAP reconciliation tables at the end of this press release for a definition of "adjusted EBITDA" and "adjusted net income".

Kyle J. Loudermilk, GSE's President and Chief Executive Officer, said, "On a year-over-year basis, GSE's third quarter 2018 revenue increased 42% to $21.8 million, adjusted EBITDA grew 68% to $1.5 million and adjusted net income rose 26% to $0.8 million. We are excited to see continuing momentum in operating leverage via Adjusted EBITDA and expect this to accelerate as we scale. In addition, new orders were the highest since the first quarter of 2016. Our acquisitions of Absolute Consulting and True North Consulting helped drive this quarter's strong performance, demonstrating the significant potential of our strategy to scale GSE and create value through rolling up a fractured vendor ecosystem in the nuclear power industry.  We continue to evaluate and pursue a robust pipeline of additional potential value-creating strategic acquisitions."

Q3 2018 RESULTS
Q3 2018 revenue increased $6.4 million to $21.8 million, from $15.4 million in Q3 2017, primarily driven by the acquisition of Absolute Consulting, LLC ("Absolute") in September 2017, and by the acquisition of True North Consulting, LLC ("True North") on May 11, 2018.

	Three months ended		Nine months ended
	September 30,		September 30,
Revenue	2018	2017	2018	2017
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Performance	$9,849	$8,737	$30,614	$30,093
NITC	11,952	6,672	38,780	18,783
Total Revenue	$21,801	$15,409	$69,394	$48,876

Performance Improvement Solutions ("Performance") revenue totaled $9.8 million and $8.7 million for Q3 2018 and Q3 2017, respectively. The Company recorded total Performance orders of $17.2 million and $2.9 million for Q3 2018 and Q3 2017, respectively. The increase in revenue was primarily due to the acquisition of True North, which contributed $2.4 million of revenue to the segment for Q3 2018. This increase was partially offset by a decline of $0.7 million due to timing differences, and a decline of $0.6 million from foreign subsidiaries as a result of the winding down of the international subsidiaries.

Nuclear Industry Training and Consulting ("NITC") revenue increased 79% to $12.0 million for Q3 2018 from $6.7 million for Q3 2017. NITC new orders totaled $10.7 million and $6.3 million for Q3 2018 and Q3 2017, respectively. The increase in revenue was largely due to the acquisition of Absolute which contributed $6.2 million of revenue to Q3 2018.

Q3 2018 gross profit increased to $5.4 million, or 25% of revenue, from $4.2 million, or 27% of revenue, in Q3 2017.

(in thousands)	Three months ended September 30,				Nine months ended September 30,
Gross profit	2018	%	2017	%	2018	%	2017	%
	(unaudited)		(unaudited)		(unaudited)		(unaudited)
Performance	$3,638	36.9%	$2,904	33.2%	$11,318	37.0%	$10,337	34.4%
NITC	1,783	14.9%	1,320	19.8%	5,341	13.8%	3,026	16.1%
Gross Profit	$5,421	24.9%	$4,224	27.4%	$16,659	24.0%	$13,363	27.3%

Performance gross profit for Q3 2018 was $3.6 million, or 36.9% gross margin, compared to $2.9 million, or 33.2% gross margin, in Q3 2017. The year-over-year increase in gross margin for Performance was primarily driven by cost savings realized in 2018 for a few major projects.

NITC gross profit for Q3 2018 was $1.8 million, or 14.9% gross margin, compared to approximately $1.3 million, or 19.8% gross margin, in Q3 2017. The gross profit percentage in Q3 2018 was lower, as compared to other periods, principally because of normal changes in the mix of projects with different margins.

Selling, general and administrative ("SG&A") expenses in Q3 2018 totaled $4.4 million, 20.0% of revenue, compared to $4.4 million, or 28.4% of revenue, in Q3 2017. Despite our revenue increasing by 42% year-over-year, we were able to maintain the same level of SG&A expenses. This begins to demonstrate the effects of operating leverage as we integrate acquisitions.

Research and Development ("R&D") expenses in Q3 2018 totaled $247,000 compared to $353,000 in Q3 2017. The decrease is primarily driven by lower labor costs due to a reallocation of resources to direct projects and an increase in capitalization of software development cost.

As previously announced, the Company expected restructuring charges to total $2.1 million, excluding any tax impacts and cumulative translation adjustments. The Company recorded restructuring charges of $70,000 in Q3 2018, primarily consisting of lease termination costs, employee severance costs and other charges. As of September 30, 2018, the Company had recorded accumulated restructuring charges of $1.9 million, and expects to record the remaining restructuring charges of approximately $159,000 by the end of 2018.

Depreciation expenses totaled $132,000  in Q3 2018, compared to $79,000  in Q3 2017. The year over year increase was primarily due to the depreciation of fixed assets at Absolute and additional leasehold improvements at the new corporate location in Columbia, Maryland in March 2018.

Amortization of definite-lived intangible assets increased to $0.6 million in Q3 2018, compared to $50,000 in Q3 2017. The increase in amortization of definite-lived intangible assets in 2018 was primarily due to the acquisitions of Absolute and True North. In Q3 2018, Absolute and True North's amortization expenses totaled $0.2 million and $0.4 million, respectively.

Operating loss was approximately $(26,000) and $(632,000) in Q3 2018 and Q3 2017, respectively. The change was primarily driven by the items discussed above.

Net loss for Q3 2018 totaled approximately $(0.5) million, or $(0.03) per basic and diluted share, compared to $(0.6) million, or $(0.03) per basic and diluted share, in Q3 2017. The change was primarily driven by the changes in operating income, (loss) gain on derivative instruments, net, and provision for income taxes.

Adjusted net income1, which excludes from net income the impact of gain/loss from the change in fair value of contingent consideration, restructuring charges, stock-based compensation expense, impact of the change in fair value of derivative instruments, acquisition related expenses, amortization of intangible assets related to acquisitions, and bankruptcy related expenses, was approximately $0.8 million, or $0.04 per diluted share, compared to approximately $0.6 million, or $0.03 per diluted share, in Q3 2017.

Earnings before interest, taxes, depreciation and amortization ("EBITDA") for Q3 2018 was $0.8 million compared to $(0.3) million in Q3 2017.

Adjusted EBITDA1, which excludes from EBITDA the impact of gain/loss from the change in fair value of contingent consideration, restructuring charges, stock-based compensation expense, impact of the change in fair value of derivative instruments, acquisition related expenses, and bankruptcy related expenses, totaled approximately $1.5 million and $0.9 million for Q3 2018 and Q3 2017, respectively.

BACKLOG AND CASH POSITION
Backlog at September 30, 2018 was $74.0 million, compared to $71.4 million at December 31, 2017. Backlog at September 30, 2018, included $50.8 million of Performance backlog, $5.6 million of which was attributable to True North, and $23.2 million of NITC backlog.

GSE's cash position at September 30, 2018, was $9.8 million, including cash, cash equivalent and restricted cash, as compared to $20.1 million, including $1.0 million of restricted cash, at December 31, 2017. The change in cash position was primarily driven by the timing difference of cash collection and payments in different periods.

CONFERENCE CALL
Management will host a conference call today at 4:30 pm Eastern Time to discuss Q3 2018 results as well as other matters.

Interested parties may participate in the call by dialing:
	(877) 407-9753 (Domestic)
	(201) 493-6739 (International)

The conference call will also be accessible via the following link:
http://www.investorcalendar.com/event/38965

For those who cannot listen to the live broadcast, an online webcast replay will be available at www.gses.com or through  February 14, 2019 at the following link: http://www.investorcalendar.com/event/38965

ABOUT GSE SYSTEMS, INC.
GSE Systems, Inc. is a leading provider of professional and technical engineering, staffing services, and simulation software to clients in the power and process industries.  GSE's products and services are tailored to help customers achieve performance excellence in design, training, compliance, and operations. The Company has over four decades of experience, more than 1,100 installations, and hundreds of customers in over 50 countries spanning the globe. GSE Systems is headquartered in Sykesville (Baltimore), Maryland, with offices in Columbia, Maryland; Navarre, Florida; Montrose, Colorado; and Beijing, China. Information about GSE Systems is available at www.gses.com.

FORWARD LOOKING STATEMENTS
We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as "expect," "intend," "believe," "may," "will," "should," "could," "anticipates," and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact	The Equity Group Inc.
Chris Sorrells	Kalle Ahl, CFA
Chief Operating Officer	(212) 836-9614
GSE Systems, Inc.	kahl@equityny.com
(410) 970-7802

GSE SYSTEMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2017	2018	2017

Revenue	$21,801	$15,409	$69,394	$48,876
Cost of revenue	16,380	11,185	52,735	35,513
Gross profit	5,421	4,224	16,659	13,363

Operating expenses:
Selling, general and administrative	4,366	4,374	13,686	11,740
Research and development	247	353	765	1,103
Restructuring charges	70	-	1,177	45
Depreciation	132	79	411	254
Amortization of definite-lived intangible assets	632	50	1,094	148
Total operating expenses	5,447	4,856	17,133	13,290

Operating income (loss)	(26)	(632)	(474)	73

Interest (expense) income, net	(114)	15	(153)	60
(Loss) gain on derivative instruments, net	(59)	71	(306)	226
Other (expense) income, net	(5)	33	24	(4)
(Loss) income before income taxes	(204)	(513)	(909)	355
Provision for income taxes	314	92	124	399
Net loss	$(518)	$(605)	$(1,033)	$(44)

Basic loss per common share	$(0.03)	$(0.03)	$(0.05)	$-

Diluted loss per common share	$(0.03)	$(0.03)	$(0.05)	$-

Weighted average shares outstanding - Basic	19,786,888	19,280,770	19,620,207	19,204,778

Weighted average shares outstanding - Diluted	19,786,888	19,280,770	19,620,207	19,204,778

GSE SYSTEMS, INC AND SUBSIDIARIES
Selected Balance Sheet Data (in thousands)

	September 30, 2018	December 31, 2017
	(unaudited)	(audited)
Cash and cash equivalents	$9,831	$19,111
Restricted cash - current	9	960
Current assets	30,702	36,863
Total assets	57,551	56,182

Current liabilities	$18,803	$25,252
Long-term liabilities	8,634	1,258
Stockholders' equity	30,114	29,672

EBITDA and Adjusted EBITDA Reconciliation (in thousands)
EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles (GAAP). Management believes EBITDA and Adjusted EBITDA, in addition to operating profit, net income and other GAAP measures, are useful to investors to evaluate the Company's results because each measure excludes certain items that are not directly related to the Company's core operating performance that may, or could, have a disproportionate positive or negative impact on our results for any particular period. Investors should recognize that EBITDA and Adjusted EBITDA might not be comparable to similarly-titled measures of other companies. Our management uses EBITDA and Adjusted EBITDA and other non-GAAP measures to evaluate the performance of our business and make certain operating decisions (e.g., budgeting, planning, employee compensation and resource allocation). This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP. A reconciliation of non-GAAP EBITDA and Adjusted EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G is as follows:

	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2017	2018	2017
Net loss	$(518)	$(605)	$(1,033)	$(44)
Interest expense (income), net	114	(15)	153	(60)
Provision for income taxes	314	92	124	399
Depreciation and amortization	914	247	1,858	754
EBITDA	824	(281)	1,102	1,049
Change in fair value of contingent consideration	-	139	-	436
Restructuring charges	70	-	1,177	45
Stock-based compensation expense	507	627	1,535	1,873
Impact of the change in fair value of derivative instruments	59	(71)	306	(226)
Acquisition-related expense	-	454	491	473
Bad debt expense due to customer bankruptcy	-	-	65	122
Adjusted EBITDA	$1,460	$868	$4,676	$3,772

1

Adjusted Net Income and Adjusted EPS Reconciliation (in thousands, except per share amounts)
Adjusted Net Income and adjusted earnings per share (adjusted EPS) are not measures of financial performance under GAAP. Management believes adjusted net income and adjusted EPS, in addition to other GAAP measures, provide meaningful supplemental information regarding our operational performance. Our management uses Adjusted Net Income and other non-GAAP measures to evaluate the performance of our business and make certain operating decisions (e.g., budgeting, planning, employee compensation and resource allocation). This information facilitates management's internal comparisons to our historical operating results as well as to the operating results of our competitors. Since management finds this measure to be useful, we believe that our investors can benefit by evaluating both non-GAAP and GAAP results. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP. A reconciliation of non-GAAP adjusted net income and adjusted EPS to GAAP net income, the most directly comparable GAAP financial measure, in accordance with SEC Regulation G is as follows:

	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2017	2018	2017
Net loss	$(518)	$(605)	$(1,033)	$(44)
Change in fair value of contingent consideration	-	139	-	436
Restructuring charges	70	-	1,177	45
Stock-based compensation expense	507	627	1,535	1,873
Impact of the change in fair value of derivative instruments	59	(71)	306	(226)
Acquisition-related expense	-	454	491	473
Amortization of intangible assets related to acquisitions	632	50	1,094	148
Bad debt expense due to customer bankruptcy	-	-	65	122
Adjusted net income	$750	$594	$3,635	$2,827

Diluted loss per common share	$(0.03)	$(0.03)	$(0.05)	$-

Adjusted earnings per common share - Diluted	$0.04	$0.03	$0.18	$0.14

Weighted average shares outstanding - Diluted(1)	20,166,912	19,702,742	19,932,921	19,601,661

(1) During the nine months ended September 30, 2018, the Company reported a GAAP net loss and positive adjusted net income. Accordingly, there were 312,714 dilutive shares from options and RSUs included in the adjusted earnings per common share calculation for the nine months ended September 30, 2018, that were considered anti-dilutive in determining the GAAP diluted loss per common share.

2